Exhibit 1.1

AMENDMENT NO. 1

TO

PLACEMENT AGENT AND ADVISORY SERVICES AGREEMENT

This constitutes Amendment No. 1 to that certain Placement Agent and Advisory Services Agreement dated as of June 18, 2025 (the “Agreement”), a copy of which is attached hereto as Annex I, by and between SETO Holdings, Inc. (the “Company”) and MD Global Partners, LLC (“Advisor”). Capitalized terms herein shall have the meanings ascribed to them in the Agreement.

For good and adequate consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Advisor agree, as follows:

A.       Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

5.	Placement Agent Fee. As compensation for its Services, the Company agrees to pay Advisor, upon a successful closing of an investment into the Company by a financing source introduced by the Advisor, a placement agent fee. This fee shall be equal to eight percent (8%) of the total capital raised, payable in cash; provided, however, that the Company shall not be liable for the payment of any fees pursuant to this Section 5 with respect to capital obtained by the Company in any offering conducted by it under Regulation A under the Securities Act of 1933, as amended.

In all other aspects, the Agreement is ratified and affirmed as of the 30th day of September, 2025.

SETO:

SETO HOLDINGS, INC.

By: /s/ Janon Costley
Janon Costley
Chief Executive Officer

ADVISOR:

MD GLOBAL PARTNERS, LLC

By: /s/ Owen May
Owen May
CEO

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ANNEX I

PLACEMENT AGENT AND ADVISORY SERVICES AGREEMENT

This AGREEMENT is made and entered into as of the Effective Date below (the "Agreement"), by Seto Holdings, Inc (OTCPK: SETO) between the company above signing below (the "Company") and MD Global Partners, LLC ("Advisor") with principal offices below.

Whereas, the Company is a publicly listed US entity on OTC Markets under the symbol SETO and operates as a vertically integrated spirits and lifestyle platform focused on incubating and scaling culturally resonant brands across the premium beverage sector.

Whereas, the Advisor is in the business of providing financial advisory and placement agent services to public and private companies; Advisor is a FINRA registered broker-dealer.

Whereas, the Company desires to engage the Advisor to provide such services in accordance with the terms and conditions hereinafter set forth:

Now, therefore, the Company and Advisor agree as follows:

1.	Engagement. The Company agrees to engage Advisor and Advisor agrees to provide placement agent and advisory services to the Company on a non-exclusive basis.

2.	Term. The term of this Agreement shall commence as of the effective date and have a duration of twelve (12) months.

3.	Services. Advisor shall render capital markets placement services to the Company and in connection therewith shall: Introduce the Company to the investment community. Advisor shall provide capital markets and strategic advisory services to the Company, which may include, but are not limited to, the following:

4.	(i) Introducing the Company to members of the investment community; (ii) Advising on mergers and acquisitions, including target identification, valuation, due diligence, and negotiation support; (iii) Assisting in capital raising efforts, such as equity or debt offerings, private placements, or securing venture capital or private equity investments; (iv) Developing and executing strategic growth initiatives, including market expansion, joint ventures, and partnerships; (v) Preparing and reviewing financial models, projections, and valuation analyses; (vi) Providing restructuring and turnaround advisory, including debt renegotiation and operational improvement strategies; (vii) Assisting with investor relations and preparing investor presentations, reports, and other marketing materials; (viii) Offering corporate finance advisory, including dividend policy, capital structure optimization, and treasury management; (ix) Managing buy-side or sell-side transactions, including identifying buyers or sellers, coordinating the sale process, and negotiating terms; (x) Conducting operational, financial, and market due diligence on potential transactions; (xi) Supporting business integration following mergers or acquisitions, including synergy analysis and implementation planning; (xii) Offering governance and compliance advice, including preparing board presentations and regulatory filings; (xiii) Advising on joint ventures, strategic alliances, or partnerships, including structuring and negotiating agreements; (xiv) Assisting with divestitures, spin-offs, or carve-outs, including preparing marketing materials and identifying potential buyers;(xv) Advising on corporate strategy, including competitive analysis and long-term planning; (xvi) Assisting with negotiations and documentation for various business transactions.

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Advisor agrees to make himself reasonably available to evaluate all proposals related to any financing or strategic partnership undertaken by the Company.

Notwithstanding anything to the contrary herein, Advisor shall not render any services that constitute the provision of legal advice or legal opinions, nor shall Advisor perform work customarily undertaken by a certified public accountant.

The specific scope of services may be further detailed in a separate statement of work or written agreement mutually agreed upon by the parties.

5.	Compensation: As compensation for its Services, the Company agrees to pay Advisor the placement agent fee as set forth by the provisions in Section 5. In addition, the Company shall issue to Advisor convertible promissory note, which shall convert into securities of the Company in accordance with the terms of the Company’s Regulation A offering, with a stated principal value of $150,000 as consideration for advisory services provided under this Agreement.

6.	Placement Agent Fee. As compensation for its Services, the Company agrees to pay Advisor, upon a successful closing of an investment into the Company by a financing source introduced by the Advisor, a placement agent fee. This fee shall be equal to:

i	Eight percent (8%) of the total capital raised, payable in cash.

This compensation shall be calculated on the gross amount of capital raised by the Company in each such closing. For purposes of this Section, “capital” shall include, but not be limited to, funds received through debt, common stock, preferred stock, project financing, convertible stock, convertible debentures, subordinated debt with warrants, or any other securities convertible into common stock.

7.	Fee Tail. The Advisor shall be entitled to the placement agent fee described above, calculated in the manner provided herein with respect to any subsequent public or private offering or other financing or capital-raising transaction of any kind (“Subsequent Financing”) to the extent that such financing or capital is provided to the Company, or to any affiliate of the Company, by investors whom the Advisor had introduced, directly or indirectly, to the Company during the term of this Agreement if such subsequent financing is consummated at any time within the twenty four (24) months period following the expiration or termination of this Agreement.

8.	Best Efforts Basis. Advisor agrees that he will at all time faithfully and to the best of his experience, ability and talents perform all the duties that may be required of him pursuant to the terms of this Agreement. The Company specifically acknowledges and agrees, however, that the services to be rendered by Advisor shall be conducted on a "best-efforts" basis and Advisor has not, cannot and does not guarantee that his efforts will have any impact on the Company's business or that any subsequent financial improvement will result from his efforts.

9.	Costs and Expenses. The Advisor shall be entitled to monthly reimbursement of reasonable and actual out-of-pocket expenses incurred in connection with the services provided under this Agreement. Out-of-pocket expenses shall include, but not be limited to all reasonable travel expenses, computer and research charges, messenger services, facsimile and long-distance telephone calls incurred by Advisor in connection with the services to be provided to the Company. Expenses will be submitted when incurred and payable by wire when receipts and expense reports submitted. Any expenses must be approved by the Company in writing.

10.	Non-Exclusive Services. The Company understands that the Advisor is currently providing certain advisory and financial consulting services to other individuals and entities and agrees that Advisor is not prevented or barred from rendering services of the same nature or a similar nature to any other individual or entity.

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11.	Advisor Not an Agent or Employee. Advisor's obligations under this Agreement consist solely of the services described herein. In no event, shall Advisor be considered to be acting as an employee or agent of the Company or otherwise representing or binding the Company. For the purposes of this Agreement, Advisor is an independent contractor. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Advisor hereunder, shall be those of the Company or such affiliates and Advisor shall, under no circumstances, be liable for any expenses incurred or losses suffered by the Company as a consequence of such actions. Advisor agrees that all of his work product relating to the services to be rendered pursuant to this agreement shall become the exclusive property of the Company.

12.	Representations and Warranties of the Company. The Company represents and warrants to Advisor, each such representation and warranty being deemed to be material, that:

i	The Company will cooperate fully and timely with Advisor to enable Advisor to perform his obligations under the Agreement;

ii	The execution and performance of this agreement by the Company has been duly authorized by the Board of Directors of the Company in accordance with applicable law.

iii	The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation nor will it violate any provision of the organizational documents of the Company or any contractual obligation by which the Company may be bound;

iv	Because the Advisor will rely upon information being supplied to him by the Company, all such information shall be true, accurate, complete and not misleading, in all material respects;

v	The Company will act diligently and promptly in reviewing materials submitted to it by Advisor to enhance timely distribution of such materials and will inform Advisor of any inaccuracies contained therein prior to dissemination.

vi	The Company is current in its reporting requirements to the applicable foreign regulations, and the Company operates its business legally

vii	The Company agrees it has bound its subsidiaries, if any, to honor and not to circumvent or violate this Agreement.

13.	Representations and Warranties of Advisor. Advisor hereby represents and warrants to the Company as follows:

Advisor has full power and authority to enter into this Agreement, to enter into a consulting relationship with the Company and to otherwise perform this Agreement in the time and manner contemplated.

14.	Liability of Advisor. In furnishing the Company with management advice and other services as herein provided, Advisor shall not be liable to the Company or its creditors for errors of judgment or for anything except malfeasance or gross negligence in the performance of his duties.

It is further understood and agreed that Advisor may rely upon information furnished to him reasonably believed to be accurate and reliable and that, except as herein provided, Advisor shall not be accountable for any loss suffered by the Company by reason of the Company's action or non-action on the basis of any advice, recommendation or approval of Advisor. The parties further acknowledge that Advisor undertakes no responsibility for the accuracy of any statements to be made by management contained in press releases or other communications, including, but not limited to, filings with the Securities and Exchange Commission and FINRA.

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15.	Mutual Indemnification. (a) Both parties agree to indemnify and hold harmless the other from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation attorneys' fees and costs incurred in the investigation, defense and settlement of the matter) suffered or incurred by either party which arises out of this Agreement or otherwise out of the performance by either party of their obligations hereunder, unless, such losses, claims, damages, liabilities or expenses are found by a final determination of a court of competent jurisdiction to have arisen out of gross negligence or malfeasance of the either party hereunder (pending any such final determination, the indemnification and reimbursement provision of this Agreement shall apply. If for any reason the foregoing indemnification is unavailable to either party, or insufficient to hold him harmless, then the parties shall contribute to the amount paid or payable as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Advisor on the other hand, but also the relative fault of the Company and the Advisor, as well as any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of both parties under this paragraph shall be in addition to any liability which the either party may otherwise have and shall be binding and inure to the benefit of any respective successors, assigns, heirs and personal representatives of the Company and the Advisor.

(b) The Company agrees to indemnify, defend and hold harmless the Advisor against any and all losses, claims, damages, expenses and liabilities to which the Advisor may become subject, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, resulting from the use of written information furnished to the Advisor by the Company, regarding the Company, for use in the preparation of the Registration Statement.

The provisions of this Section 14 shall survive the termination and expiration of this Agreement.

16.	Confidentiality. Until such time as the same may become publicly known, Advisor agrees that any information provided him by the Company, of a confidential nature will not be revealed or disclosed to any person or entities, except in the performance of this Agreement. Advisor will, where he deems necessary, require confidentiality agreements from any associated persons where he reasonably believes they will come in contact with confidential material.

17.	Applicable Law. This Agreement shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of law.

18.	Other Agreements. This Agreement supersedes all prior understandings and agreements between the parties. It may not be amended orally, but only by a writing signed by the parties hereto.

19.	Non-Waiver. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right shall constitute a waiver of that or any other right.

20.	Non-Circumvention: The Company agrees to maintain the confidentiality of the Advisor’s clients, except as required by applicable law. Such clients shall be those entities or individuals that the Advisor has procured for investment in the Company, regardless of whether or not the Company accepts a subscription from such entity or individual. For a period of twenty months from today, the Company will not solicit or enter into any transaction with any client introduced by company. The reverse of the foregoing applies also to protect the Company.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to MD Global Partners a copy of this Agreement.

The parties hereto have executed this Agreement the date below.

Effective Date. 06/18/2025

MD GLOBAL PARTNERS, LLC

By: Owen May

Title: CEO

Signature: /s/ Owen May

Email: omay@mdgpartners.com

Address: 329 E 63rd Street Suite 3J New York, NY 10065

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Accepted and Agreed to as of the date written above:

Seto Holdings, Inc (OTCPK: SETO)

By: Janon Costley

Title: CEO

Signature: /s/ Janon Costley

Email: Janoncostley@gmail.com

Address: 6231 Columbia Park Road, Hyattsville, MD 20785

AUTHORIZATION OF PAYMENT

I, Janon Costley, on behalf of Seto Holdings, Inc authorize the lender/investor to pay MD GLOBAL PARTNERS, LLC directly from the transaction proceeds at the time of closing, for any funding as instructed in section 4 and 5 of this engagement letter dated June 16th 2025. This authorization is to remain in full force and in effect unless written authorization by MD Global Partners, LLC is provided to the lender/investor to revoke this agreement. Please wire the funds according to the wire instruction provided below.

AGREED TO BY Seto Holdings, Inc; this the _______ Day of June 2025.

Seto Holdings, Inc (OTCPK: SETO)

EXEMPLAR

By: ______________________________

Janon Costley

CEO

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